Exhibit No. 99.1

News Release

PIEDMONT NATURAL GAS ELECTS KIM COCKLIN
SENIOR VICE PRESIDENT AND GENERAL COUNSEL

CHARLOTTE, NC – Thomas E. Skains, President and Chief Operating Officer of Piedmont Natural Gas, announced today that the company’s Board of Directors has elected Mr. Kim R. Cocklin to the position of Senior Vice President and General Counsel, effective February 3, 2003.

In this capacity, Mr. Cocklin will assume responsibility for the Charlotte-based Company’s legal affairs, corporate secretary, corporate communications, governmental and community relations activities. He will also serve as the Company’s Chief Compliance Officer.

Most recently, Mr. Cocklin (51) has been Senior Vice President Planning, Rates and Regulatory, Business Development for Williams Gas Pipeline in Owensboro, Kentucky. Prior to Williams, at Texas Gas Transmission Corporation, Mr. Cocklin held the position of Senior Vice President and General Counsel.

Mr. Cocklin received his BS degree in Psychology and Administration of Justice, and his MAJ degree, from Wichita State University and his JD degree from Washburn University. He is a member of the American Bar Association, the Kentucky Bar Association and the Daviess County Bar Association.

Kim and his wife, Crystal, will relocate to Charlotte. The Cocklins have a daughter, Brooke, and two sons, Ross and Toben.

Mr. Jerry W. Amos, a partner in the law firm of Nelson, Mullins, Riley & Scarborough, L.L.P., who has served as the Company’s General Counsel since 1973, will continue to serve on the Company’s Board of Directors and as lead outside counsel.

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 740,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont also invests in a number of non-utility, energy-related businesses, including companies involved in unregulated retail natural gas and propane marketing and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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